Exhibit 5.1

767 Fifth Avenue New

York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

September 10, 2018

Willis Towers Watson Public Limited Company

51 Lime Street

London EC3M 7DQ, England

Ladies and Gentlemen:

We have acted as counsel to Willis North America, Inc., a Delaware corporation (the “Issuer”) and Willis Towers Watson Public Limited Company (the “Company”), a company incorporated under the laws of Ireland having company number 475616, Willis Towers Watson Sub Holdings Unlimited Company, a company with limited liability organized under the laws of Ireland, Willis Netherlands Holdings B.V., a company organized under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company with limited liability organized under the laws of England and Wales, TA I Limited, a company with limited liability organized under the laws of England and Wales, Willis Towers Watson UK Holdings Limited, a company with limited liability organized under the laws of England and Wales, Trinity Acquisition plc, company with limited liability organized under the laws of England and Wales and Willis Group Limited, a company with limited liability organized under the laws of England and Wales (each individually, a “Guarantor” and collectively, the “Guarantors”), in connection with the offer and sale by the Issuer of $600,000,000 aggregate principal amount of 4.500% Senior Notes due 2028 (the “2028 Notes”) and $400,000,000 aggregate principal amount of 5.050% Senior Notes due 2048 (the “2048 Notes” and, together with 2028 Notes, the “Notes”), fully and unconditionally guaranteed by the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”), pursuant to an underwriting agreement, dated September 5, 2018 (the “Agreement”), among the Issuer, the Guarantors and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-210094), filed by Willis Towers Watson Public Limited Company on March 11, 2016 (as amended by Post-Effective Amendment No. 1 filed on July 13, 2018, the “Registration Statement”), (ii) the prospectus, dated as of March 11, 2016 (the “Base Prospectus”), which forms a part of the Registration Statement, (iii) the preliminary prospectus supplement, dated September 5, 2018, (iv) the prospectus supplement, dated September 5, 2018 (the “Prospectus Supplement”), (v) the base indenture (the “Base Indenture”), dated as of May 16, 2017, among the Issuer, the guarantors party thereto and Wells Fargo, National Association, as trustee (the “Trustee”), as supplemented by a second supplemental indenture (the “Second Supplemental Indenture”), dated as of August 11, 2017 and a third supplemental indenture, dated as of September 10, 2018 (the “Third Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), and (vi) such corporate records, agreements, documents and

September 10, 2018

other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and the Guarantors. We have also assumed (i) the valid existence of each of the Guarantors (ii) that each of the Guarantors has the requisite corporate power and authority to enter into and perform the Securities and (iii) the due authorization, execution and delivery of the Securities by each of Guarantors, as applicable.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.

The Notes constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.

The Guarantees constitute valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP